 Exhibit 99

|	News

FORD EARNS $2.4 BILLION NET INCOME IN SECOND QUARTER 2011;
STRENGTHENS FOUNDATION FOR CONTINUED GLOBAL GROWTH+

●
Second quarter net income was $2.4 billion, or 59 cents per share, a $201 million decrease from second quarter 2010. Pre-tax operating profit was $2.9 billion, or 65 cents per share, a decrease of $64 million from second quarter 2010.

●	Automotive pre-tax operating profit was $2.3 billion for the second quarter, an increase of $209 million from second quarter 2010.

●	Ford Credit reported a pre-tax operating profit of $604 million for the second quarter, a decrease of $284 million from second quarter 2010.

●	Total Company revenue was $35.5 billion in the second quarter, up $4.2 billion from second quarter 2010.

●	Ford generated positive Automotive operating-related cash flow of $2.3 billion in the second quarter.

●
Ford continued to reduce Automotive debt with an additional $2.6 billion of net debt reductions in the second quarter as a result of payments on its term loans and full repayment of the outstanding balance on its revolving credit line.

●
Ford ended the second quarter with Automotive gross cash of $22 billion, an increase of $700 million compared to March 31, 2011. Ford’s Automotive gross cash exceeded debt by $8 billion, an improvement of $6.6 billion during the first half of 2011.

●	Ford ended the second quarter with $32.2 billion in total Automotive liquidity, an increase of $4.3 billion over the first half.

●	For full year results, Ford plans to deliver continued improvement in pre-tax operating profit and Automotive operating-related cash flow compared to 2010.

Financial Results Summary+	Second Quarter			First Half
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010

Wholesales (000)++	1,418	1,519	101	2,671	2,922	251
Revenue (Bils.)++	$31.3	$35.5	$4.2	$59.4	$68.6	$9.2

Operating results
Pre-tax results (Mils.)++	$2,942	$2,878	$(64)	$4,952	$5,715	$763
After-tax results (Mils.)+++	2,704	2,637	(67)	4,465	5,249	784
Earnings per share+++	0.68	0.65	(0.03)	1.13	1.27	0.14

Special items pre-tax (Mils.)	$(95)	$(272)	$(177)	$30	$(333)	$(363)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$2,599	$2,398	$(201)	$4,684	$4,949	$265
Earnings per share	0.61	0.59	(0.02)	1.10	1.20	0.10

Automotive gross cash (Bils.)	$21.9	$22.0	$0.1	$21.9	$22.0	$0.1
Net cash (Bils.)	(5.4)	8.0	13.4	(5.4)	8.0	13.4
See end notes on page 8.

DEARBORN, Mich., July 26, 2011 – Ford Motor Company [NYSE: F] today reported second quarter 2011 net income of $2.4 billion, or 59 cents per share, a decrease of $201 million, or 2 cents per share, from second quarter 2010. The period was marked by continued Automotive growth, solid profitability and strong cash flow, and a continued focus on strengthening the balance sheet and investing for the future.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

“We delivered very good second quarter results while growing the business globally and serving more customers in every region,” said Alan Mulally, Ford president and CEO. “Despite an uncertain business environment, we further strengthened our balance sheet and continued to invest for the future.”

Second quarter pre-tax operating profit was $2.9 billion, or 65 cents per share, a decrease of $64 million, or 3 cents per share, from second quarter 2010. Total Automotive results improved, offset by an anticipated reduction in Financial Services results.

For the first half of 2011, Ford earned a pre-tax operating profit of $5.7 billion, net income of $4.9 billion and reported Automotive operating-related cash flow of $4.5 billion. Ford continued to grow volume and revenue during the period.

Ford’s second quarter net income was affected by unfavorable special items of $272 million, $177 million more than a year ago. The special items include personnel reduction actions, Mercury and other dealer-related actions in North America, and pension settlements in Belgium.

Second quarter Automotive pre-tax operating profit was $2.3 billion, an increase of $209 million from second quarter 2010. Second quarter Ford Credit pre-tax operating profit was $604 million, a decrease of $284 million from second quarter 2010.

North America posted a second quarter pre-tax operating profit of $1.9 billion. South America, Europe and Asia Pacific Africa also were profitable.

Ford’s second quarter revenue was $35.5 billion, an increase of $4.2 billion from second quarter 2010. Ford generated positive Automotive operating-related cash flow of $2.3 billion in the second quarter.

Ford continued its focus on strengthening its balance sheet, with a net reduction in Automotive debt of $2.6 billion in the second quarter. The net reduction includes $2.3 billion of payments on its term loans and full repayment of the outstanding balance of $800 million on its revolving credit line. These actions were offset partially by an increase in low-cost loans to support advanced technology.

 Ford ended the second quarter with $22 billion of Automotive gross cash, an increase of $700 million compared to March 31, 2011. Automotive gross cash exceeded debt by $8 billion, leading to a first-half improvement of $6.6 billion compared with the end of 2010.

Ford’s Automotive liquidity totaled $32.2 billion, an increase of $4.3 billion in the first half.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

“We are on track for solid results in 2011, including delivering on our guidance for improved full-year pre-tax operating profit and Automotive operating-related cash flow compared with last year,” said Lewis Booth, Ford executive vice president and chief financial officer. “Going forward, we will continue building on this solid foundation for future investment and growth.”

SECOND QUARTER 2011 HIGHLIGHTS

●	Increased market share in the U.S. and Europe
●	Remained No. 1 in Canada, including best June result in 22 years
●	Increased sales volume by over 40 percent in Turkey and by over 30 percent in Russia
●	Increased market share in China and ASEAN
●	Focus, F-150 and MKX won IIHS Top Safety Pick; Focus won Euro NCAP’s five-star rating
●	Lincoln named the top brand in the 2011 AutoPacific Vehicle Satisfaction Awards
●	Previewed 2013 Taurus at New York Auto Show
●	Announced plans to build 1.0-liter three-cylinder EcoBoost engine and all-new eight-speed transmission
●	Announced $350 million investment with joint-venture partners to build Ford’s first transmission plant in China with initial capacity of 400,000 six-speed transmissions
●	Announced plan to add 340 new dealerships in China by 2015
●	Made commitment to build next-generation small SUV in China
●	Announced $72 million investment to increase production capacity at the Chennai Engine Plant in India
●	Began production of Duratorq TDCi engine in South Africa
●	Announced plan to export Ranger to 148 markets from South Africa
●	Revealed new production plans in Europe that will enable the launch of at least 20 all-new or significantly freshened vehicles in next three years
●	Signed agreement for a 50-50 joint venture in Russia with Sollers to provide more products and expanded services for the market
●	Announced plan to triple production capacity of electrified vehicles in the U.S. to more than 100,000 by 2013

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

AUTOMOTIVE SECTOR

Automotive Sector*	Second Quarter			First Half
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010

Wholesales (000)	1,418	1,519	101	2,671	2,922	251
Revenue (Bils.)	$28.8	$33.5	$4.7	$54.2	$64.5	$10.3
Pre-tax results (Mils.)	$2,067	$2,276	$209	$3,262	$4,407	$1,145
*  Excludes special items

Total Automotive pre-tax operating profit in the second quarter was $2.3 billion, an increase of $209 million from second quarter 2010.  The improvement was driven by higher net pricing at each of the Automotive operations, favorable volume and mix in North America, and lower net interest expense.  Net interest expense improved due primarily to debt repayments made since the beginning of second quarter 2010.

Total vehicle wholesales in the second quarter were 1.5 million units, up 101,000 units from second quarter 2010, as every business segment reported higher wholesales. Total Automotive revenue in the second quarter was $33.5 billion, up $4.7 billion from second quarter 2010.

North America: In the second quarter, North America reported a pre-tax operating profit of $1.9 billion, an increase of $10 million from a year ago. This reflects significant improvement in net pricing, driven by the strength of its products, and favorable volume and mix. These were offset by higher costs, including increases for new products, commodities, and structural costs. Wholesales in the second quarter were 736,000 units, up 77,000 units from a year ago.  Revenue was $19.5 billion, up $2.6 billion from second quarter 2010.

South America: In the second quarter, South America reported a pre-tax operating profit of $267 million, a decrease of $18 million from a year ago. This represents South America’s 30th consecutive quarterly pre-tax operating profit. Net pricing was higher but was more than offset by higher commodities cost and increased structural costs due to local inflation. Wholesales in the second quarter were 135,000 units, up from a year ago.  Revenue was $2.9 billion, up $300 million from second quarter 2010.

Europe: In the second quarter, Europe reported a pre-tax operating profit of $176 million, a decrease of $146 million from a year ago. The decrease was more than explained by higher commodities and structural costs.  Adverse change in dealer stocks also was a contributing factor, reflecting actions to replenish dealer stocks in second quarter 2010 following the end of scrappage programs, compared to dealer stock declines in second quarter 2011. Wholesales in the second quarter were 422,000 units, about the same as a year ago. Revenue was $9 billion, up $1.5 billion from second quarter 2010.

Asia Pacific Africa: In the second quarter, Asia Pacific Africa reported a pre-tax operating profit of $1 million, a decrease of $112 million from a year ago. The lower profit primarily reflects higher costs, which include investments Ford is making to grow across the markets in the region, as well as unfavorable product-line and market mix.  Wholesales in the second quarter were 226,000 units, up 17,000 units from a year ago. Revenue, which excludes sales at unconsolidated China joint ventures, was $2.1 billion, up $300 million from second quarter 2010.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Other Automotive: In the second quarter, Ford reported a loss in Other Automotive of $76 million, an improvement of $475 million from a year ago.  The improvement primarily reflects lower net interest expense from significant debt reduction actions. For the first half, Ford’s net interest expense was about $700 million lower than the same period last year.

FINANCIAL SERVICES SECTOR

Financial Services Sector	Second Quarter			First Half
	2010	2011	B/(W) 2010	2010	2011	B/(W) 2010
Revenue (Bils.)	$2.5	$2.0	$(0.5)	$5.2	$4.1	$(1.1)
Ford Credit pre-tax results (Mils.)	$888	$604	$(284)	$1,716	$1,317	$(399)
Other Financial Services pre-tax results (Mils.)	(13)	(2)	11	(26)	(9)	17
Financial Services pre-tax results (Mils.)	$875	$602	$(273)	$1,690	$1,308	$(382)

For the second quarter, the Financial Services sector reported a pre-tax operating profit of $602 million, a decrease of $273 million compared with second quarter 2010.

Ford Motor Credit Company: Second quarter Ford Credit pre-tax operating profit was $604 million, a decrease of $284 million from second quarter 2010. In line with our expectations, the results reflect primarily  lower credit loss reserve reductions and the non-recurrence of lower lease depreciation expense of the same magnitude as 2010.

OUTLOOK

Ford remains focused on delivering its One Ford plan, which is unchanged:

●	Aggressively restructuring to operate profitably at the current demand and changing model mix
●	Accelerating the development of new products that customers want and value
●	Financing the plan and improving the balance sheet
●	Working together effectively as one team, leveraging Ford’s global assets

In the first half of 2011, the seasonally adjusted annual rate of sales was 12.8 million in the U.S. and 15.4 million units for the 19 markets Ford tracks in Europe.

Ford is maintaining its U.S. full year industry volume outlook in the range of 13 million to 13.5 million units. For the 19 markets Ford tracks in Europe, after a strong first half, Ford sees some sign of weakness related to the debt crisis and fiscal austerity programs. Ford now forecasts the industry in Europe to be in a range of 14.8 million to 15.3 million units, compared with 14.5 million to 15.5 million units previously.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

As reported with first quarter results, quality remains mixed due to some near-term issues in North America, which Ford is addressing. Ford said it is pleased with progress made to date on those issues.

The company also said it is on track to achieve quality improvements in its international operations.

The company expects its full year U.S. total market share, its U.S. retail share of the retail market and European market share to be equal to or improved from 2010. In the first half, Ford’s U.S. total market share was 16.7 percent, its U.S. retail share of the retail market was 13.9 percent and European market share was 8.4 percent.

Ford said its second quarter and first half performance were very good, and the company remains on track to deliver continued improvement for full year pre-tax operating profit and Automotive operating-related cash flow compared with 2010. In 2010, the company reported a full-year pre-tax operating profit of $8.3 billion and Automotive operating-related cash flow of $4.4 billion.

Ford said it continues to expect second half results will be lower than first half.  In the Automotive sector, this reflects increasing commodities and structural costs, as well as seasonal factors that tend to favor the first half.  At Ford Credit, lower profit in the second half primarily reflects the same factors affecting first half results.

Ford continues to expect commodities and structural costs to each increase by about $2 billion compared with 2010.  The increase in structural costs is consistent with supporting higher volumes in the short term, as well as the company’s plan to grow the business, strengthen its brand and improve its products through the business planning period.  Ford said it expects its structural costs as a percent of net revenue to improve compared with 2010.

Based on first half performance and expectations for the full year, Ford continues to expect Automotive operating margin to be equal to or improved compared with 6.1 percent in 2010, despite higher commodities cost. In the first half, Automotive operating margin, at 7.3 percent, was down half a point compared with the same period a year ago.

Ford expects 2011 capital expenditures in the range of $5 billion to $5.5 billion. Capital spending in the first half was $2 billion.

Ford expects total company third quarter production to be about 1.4 million units, up 92,000 units from a year ago, reflecting continued strong customer demand for its products.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

“We are making consistent progress on our commitment to deliver profitable growth for all,” said Mulally. “Going forward, we remain focused on aggressively managing short term challenges and opportunities and strengthening the foundation to deliver our mid-decade plan and serve a growing group of Ford customers around the world.”

Ford’s planning assumptions and key metrics, and production volumes, are shown below:

	First	Full Year	Full Year
	Half	Plan	Outlook

Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	12.8	13.0 - 13.5	On Track
-- Europe (Mils.)**	15.4	14.5 - 15.5	14.8 - 15.3

Operational Metrics
Compared with Prior Year:
- Quality	Mixed	Improve	Mixed

- U.S. Market Share	16.7%	Equal / Improve	On Track
- U.S. Retail Share of Retail Market***	13.9%	Equal / Improve	On Track

- Europe Market Share**	8.4%	Equal / Improve	On Track

Financial Metrics
Compared with Prior Year:
- Total Company Pre-Tax Operating Profit****	$5.7 Bils.	Improve	On Track
- Automotive Structural Costs*****	$1.0 Bils. Higher	Higher	About $2 Bils. Higher
- Commodities Cost	$0.8 Bils. Higher	Higher	About $2 Bils. Higher
- Automotive Operating Margin****	7.3%	Equal / Improve	On Track
- Automotive Operating-Related Cash Flow	$4.5 Bils.	Improve	On Track

Absolute Amount:
- Capital Spending	$2.0 Bils.	$5.0 - $5.5 Bils.	On Track

For Full Year Results, We Plan To Deliver Continued Improvement In Pre-Tax Operating Profit And Automotive Operating-Related Cash Flow
*	Includes medium and heavy trucks
**	European 19 markets we track
***	Current quarter estimated; prior quarters based on latest Polk data
****	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
*****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

Production Volumes*
	2011
	Second Quarter Actual		Third Quarter Forecast
	Units	O/(U) 2010	Units	O/(U) 2010
	(000)	(000)	(000)	(000)

North America	710	57	630	44
South America	130	(1)	135	22
Europe	435	(16)	355	3
Asia Pacific Africa	224	16	230	23

Total	1,499	56	1,350	92

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended June 30, 2011.  The following information applies to the information throughout this release:

●	Pre-tax operating results exclude special items unless otherwise noted.
●
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

●
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year  volume and mix.

●	Automotive liquidity is defined as Automotive cash, cash equivalents, and marketable securities and committed Automotive credit lines (including local lines available to foreign affiliates).
●	As a result of the sale of Volvo, 2010 results for Volvo were reported as special items and excluded from wholesales, revenue and operating results.
●
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the July 26, 2011 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

●	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
●	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
●	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
●	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Work stoppages at Ford or supplier facilities or other interruptions of production;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law "ownership change;"
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
●	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
●
A change in our requirements for parts where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Adverse effects on our operations resulting from certain geo-political or other events;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●	A prolonged disruption of the debt and securitization markets;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

●	Higher-than-expected credit losses;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
●	Collection and servicing problems related to finance receivables and net investment in operating leases;
●	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Act") and its implementing rules and regulations; and
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A . Risk Factors" of Ford's Annual Report on Form 10-K for the year ended December 31, 2010.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary second quarter 2011 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

●
At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the 2011 second quarter.

●
At 11 a.m. EDT, Bob Shanks, Ford vice president and controller, Neil Schloss, vice president and treasurer, and Mike Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Tuesday, July 26
Earnings Call: 9 a.m. EDT
Toll Free: 877.415.3184
International: 857.244.7327
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866.318.8612
International: 617.399.5131
Fixed Income Passcode: “Ford Fixed Income”

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Replays – Available after 2 p.m. the day of the event through Tuesday, Aug. 2.
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 51847137
Fixed Income: 38855937

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	John Stoll	Community:	Investment Community:	Inquiries:
	1.313.594.1106	Larry Heck	Shawn Ryan	1.800.555.5259 or
	jstoll1@ford.com	1.313.594.0613	1.313.621.0881	1.313.845.8540
		fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

REVENUE RECONCILIATION TO GAAP
	Second Quarter		First Half
	2010	2011	2010	2011
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

North America	$16.9	$19.5	$31.0	$37.4
South America	2.6	2.9	4.6	5.2
Europe	7.5	9.0	15.2	17.7
Asia Pacific Africa	1.8	2.1	3.4	4.2
Total Automotive (excl. special items)	$28.8	$33.5	$54.2	$64.5
Special items -- Volvo	3.7	-	7.2	-
Total Automotive	$32.5	$33.5	$61.4	$64.5
Financial Services	2.5	2.0	5.2	4.1
Total Company	$35.0	$35.5	$66.6	$68.6

Memo:
Total Company (excl. Volvo)	$31.3	$35.5	$59.4	$68.6

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

NET INCOME / (LOSS) RECONCILIATION TO GAAP
	Second Quarter		First Half
		B/(W)		B/(W)
	2011	2010	2011	2010
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Pre-tax results (excl. special items)	$2,878	$(64)	$5,715	$763
Special items*	(272)	(177)	(333)	(363)
Pre-tax results (incl. special items)	$2,606	$(241)	$5,382	$400
(Provision for) / Benefit from income taxes	(206)	45	(426)	(125)
Net income / (loss)	$2,400	$(196)	$4,956	$275
Less: Income / (Loss) attributable to non-controlling interests	2	5	7	10
Net income / (loss) attributable to Ford	$2,398	$(201)	$4,949	$265

*	See page 15 for details of special items

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

INCOME / (LOSS) FROM CONTINUING OPERATIONS
	Second Quarter		First Half
	2010	2011	2010	2011
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$1,898	$1,908	$3,151	$3,752
South America	285	267	488	477
Europe	322	176	429	469
Asia Pacific Africa	113	1	136	34
Other Automotive	(551)	(76)	(942)	(325)
Total Automotive (excl. special items)	$2,067	$2,276	$3,262	$4,407
Special items -- Automotive	(95)	(272)	30	(333)
Total Automotive	$1,972	$2,004	$3,292	$4,074
Financial Services (excl. special items)	$875	$602	$1,690	$1,308
Special items -- Financial Services	-	-	-	-
Total Financial Services	$875	$602	$1,690	$1,308
Pre-tax results	$2,847	$2,606	$4,982	$5,382
(Provision for) / Benefit from income taxes	(251)	(206)	(301)	(426)
Net income / (loss)	$2,596	$2,400	$4,681	$4,956
Less: Income / (Loss) attributable to non-controlling interests	(3)	2	(3)	7
Net income / (loss) attributable to Ford	$2,599	$2,398	$4,684	$4,949

Memo: Excluding special items
Pre-tax results	$2,942	$2,878	$4,952	$5,715
(Provision for) / Benefit from income taxes	(241)	(239)	(490)	(459)
Less: Income / (Loss) attributable to non-controlling interests	(3)	2	(3)	7
After-tax results	$2,704	$2,637	$4,465	$5,249

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

SPECIAL ITEMS
	Second Quarter		First Half
	2010	2011	2010	2011
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel and Dealer-Related Items
Personnel-reduction actions	$(27)	$(110)	$(113)	$(132)
Mercury discontinuation / Other dealer actions	(232)	(61)	(247)	(62)
Job Security Benefits / Other	30	5	68	4
Total Personnel and Dealer-Related Items	$(229)	$(166)	$(292)	$(190)

Other Items
Belgium pension settlement	$-	$(104)	$-	$(104)
Trust Preferred redemption	-	-	-	(60)
Sale of Volvo and related charges	94	3	282	9
Gain on debt reduction actions	40	-	40	-
Other (Incl. Foreign Currency Translation Adjustment)	-	(5)	-	12
Total Other Items	$134	$(106)	$322	$(143)

Total Special Items	$(95)	$(272)	$30	$(333)

Memo:
Special items impact on earnings per share*	$(0.02)	$(0.06)	$0.05	$(0.07)

*	Includes related tax effect on special items and tax special items not detailed above

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

CALCULATION OF EARNINGS PER SHARE
	Second Quarter 2011		First Half 2011
		After-Tax		After-Tax
	Net Income	Operating	Net Income	Operating
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford	Items	to Ford	Items

After-Tax Results (Mils.)
After-tax results*	$2,398	$2,637	$4,949	$5,249
Effect of dilutive 2016 Convertible Notes**	14	14	28	28
Effect of dilutive 2036 Convertible Notes**	-	-	1	1
Effect of dilutive convertible Trust Preferred Securities**/***	-	-	36	36
Diluted after-tax results	$2,412	$2,651	$5,014	$5,314

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,799	3,799	3,785	3,785
Net dilutive options and warrants****	205	205	234	234
Dilutive 2016 Convertible Notes	95	95	95	95
Dilutive 2036 Convertible Notes	3	3	3	3
Dilutive convertible Trust Preferred Securities***	-	-	66	66
Diluted shares	4,102	4,102	4,183	4,183

EPS (Diluted)	$0.59	$0.65	$1.20	$1.27

Our current low effective tax rate is primarily the result of our valuation allowance against deferred tax assets. Sustained levels of profitability are expected to lead to reversal of the majority of our valuation allowance, which could occur as early as the Fourth Quarter of 2011.  This would lead to a more normalized annual operating tax rate for Full Year 2011 (approaching the U.S. statutory tax rate of 35% for the year) for the purpose of determining operating earnings per share.  Reversal of the valuation allowance will not affect our cash tax payments, which should remain low for a number of years.

*	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; special items detailed on page 15
**	As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities
***
On March 15, 2011, the Trust Preferred Securities, which were convertible into Ford common stock, were fully redeemed and, as a result, for purposes of dilution effect, the year-to-date average shares outstanding will reflect the common stock underlying the Trust Preferred Securities only through March 15. However, the quarterly dilution calculation for the remaining quarters of 2011 will not include the underlying common stock as the Trust Preferred Securities have been redeemed

****
Net dilutive effect includes approximately 134 million and 145 million dilutive shares for Second Quarter and First Half, respectively, representing the net share settlement methodology for the 362 million warrants outstanding as of June 30, 2011

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP
	June 30,	Dec. 31,	Mar. 31,	June 30,
	2010	2010	2011	2011
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$8.7	$6.3	$12.6	$9.8
Marketable securities*	13.2	14.2	8.8	12.2
Total cash and marketable securities	$21.9	$20.5	$21.4	$22.0

Securities in transit**	-	-	(0.1)	-
Gross cash	$21.9	$20.5	$21.3	$22.0

*
Included at June 30, 2011 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $201 million; the estimated fair value of these securities is $200 million. Also included are Mazda marketable securities with a fair value of $164 million. For similar datapoints for the other periods listed here, see our prior period SEC reports

**	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP
	Second Quarter		First Half
	2010	2011	2010	2011
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations*	$3.0	$2.7	$3.0	$5.7

Items included in operating-related cash flows
Capital expenditures	(1.0)	(1.1)	(1.9)	(2.0)
Proceeds from the exercise of stock options	-	-	0.1	0.1
Net cash flows from non-designated derivatives	(0.1)	0.1	(0.2)	0.1

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	0.1	0.1	0.2	0.1
Pension contributions	0.4	0.5	0.7	0.8
Tax refunds and tax payments from affiliates	-	-	-	(0.4)
Other**	0.2	-	0.6	0.1
Operating-related cash flows	$2.6	$2.3	$2.5	$4.5

*
2010 adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables / payables and other liabilities" on our Sector Statement of Cash Flows. These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows

**	2010 includes Volvo cash flows

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

17